EXHIBIT 99.1

APTIMUS ANNOUNCES FIRST QUARTER 2006 FINANCIAL RESULTS

SAN FRANCISCO, May 4, 2006-- Aptimus, Inc. (NASDAQ: APTM) today reported its first quarter 2006 results, including:

•	Q1 2006 Revenues of $3.0 Million
•	Q1 2006 GAAP Loss of $740,000
•	First top 5 web publisher test underway

Aptimus, Inc., the “Point-of-Action” online advertising network, today announced that Q1 2006 revenues totaled $3.0 million. Net loss for the quarter was $740,000, or $0.11 per share.

The loss during the quarter includes a $235,000 non-cash expense related to stock option compensation. Also included is an additional $190,000 in incremental outside accounting costs related to company’s first Sarbanes Oxley compliance audit, which the company passed successfully. Without these two items, the quarter’s net loss would have been $425,000 lower for the quarter.

The reported profit and per share amounts are determined without consideration of income tax expense as the tax benefit of the company’s Net Operating Loss Carry Forward has been fully reserved.

Cost of revenue, or the fees earned by the company's network publishers, for the year were $1.4 million, or 46% of revenues, compared to $1.8 million, or 50% of revenues for the fourth quarter of 2005.

As of March 31, 2006, Aptimus had $10.2 million in cash, cash equivalents and short-term investments on its balance sheet. The Company continues to carry no debt.

“As we stated on our last earnings call, we anticipated that our revenues would be sequentially lower this quarter due to the termination of our email marketing business, our focus on top publishers which often take longer to develop, and the ramping up of our direct sales strategy under new leadership which began in January,” said Tim Choate, Chairman and CEO of Aptimus. “At the same time we are optimistic about the progress we have made toward our key priorities for growth in 2006, and are particularly pleased that we have launched our first test with a top 5 web publisher in April as part of our business development objectives,” added Choate.

The following is an update on key objectives the company has outlined:

o
Focus on top 100 publishers --- Aptimus made important progress during the quarter toward growing its base of Top 100 publishers, reflecting the benefits of the company’s significantly increased investment in business development staffing over the past few quarters. In particular, the company launched its first test placement with a top 5 web publisher in April. Aptimus had originally anticipated this test to begin in February, but the solid initial results have been worth the wait. The company is hopeful that this relationship will expand in the coming quarters.

o
Expanding placement formats and ad products for advertisers --- The company has restructured the Aptimus Network into 10 focused vertical channels that enable advertisers to target specific audience segments in exclusive locations. The company continues to have success with its core registration placements, and it is now also finding success with its expansion into non-registration placements in other locations on web sites including log-in, download and international placements. While these other placement types will have lower average cpms, they offer significant impression volumes, and they are an ideal expansion for the Aptimus Network that leverage the uniquely flexible characteristics of the company’s powerful dynamic optimization platform.

o
Ad sales growth ---- The company brought on Dayton Keane as SVP of Sales and Marketing in January. During the first quarter, Mr. Keane completed a top-down account review, re-organized the sales team into vertical ad product groups, and began hiring new direct sales team members. In April, the company added two seasoned lead generation sales executives to its team and plans to add more in the future. As the company noted in its Q1 conference call, it will take time for the new sales organization to ramp. Even so, the company does expect the effects of this reorganization to reflect in results over the next 2 quarters.

o
Lead quality initiatives - The company continued to focus on capabilities to improve lead quality for all advertisers. The company launched an education web site at during the first quarter to house its education offers and optimize lead generation for education advertisers. The company also launched a call confirmation technology that automatically validates cell phone numbers and qualifies consumer interest in offers moments after they enter and submit their lead information. These initiatives have resulted in quality improvements and more stability in client relationships. At the same time, these initiatives have meant slower revenue ramping with new clients to assure that back-end lead quality is strong before campaigns are scaled up.

o
Invest in new technologies ---- The company announced its enhanced behavioral and demographic targeting capabilities during the quarter. These technologies enable advertisers to target their advertising to very specific audiences within the company’s network. This will help differentiate the Aptimus Network from other larger ad networks that cannot target with the same kind of precision.

Key financial metrics during the quarter were as follows:

(Page impressions in thousands)	Three Months Ended
	3/31/2006	12/31/2005	3/31/2005

Network Revenues	$2,947,000	$3,531,000	$3,438,000
Email and Other Revenues	$12,000	$149,000	$414,000
Total Revenues	$2,959,000	$3,680,000	$3,852,000

Core placement CPM	$216.16	$213.67	$251.72
Core placement page impressions	10,411	12,452	10,835
Revenue from Core placements	$2,250,000	$2,661,000	$2,727,000
% of revenue from Core placements	76.0%	72.3%	70.8%
Other placement CPM	$17.65	$18.94	$18.93
Other placement page impressions	39,508	45,952	37,541
Revenue from Other placements	$697,000	$870,000	$711,000
% of revenue from other placements	23.6%	23.6%	18.5%

% of revenue from email and other programs	0.4%	4.1%	10.7%

Business Outlook

“ We have been focused on investing in the foundation for strong growth in the future - sales, distribution, quality and technology. This was a very important quarter in getting the last pieces of our plan in place,” said Robert Wrubel, President of Aptimus. “Based on our progress to date and our opportunities for the future, we now believe the company will grow each quarter for the rest of this year, though we are not ready to provide official guidance,” added Wrubel.

The company’s focus for the balance of 2006 will remain:

•
Growing large publisher relationships - Aptimus is seeking to solidify its relationship with its first top 5 publisher, currently in test, and add more publishers in both the top 10 and top 100. The company expects the sales cycles to be longer than for smaller publisher deals, but the volume and potential for growth to be significantly greater.

•
Placement formats - The company is aggressively marketing its targeted channel strategy to advertisers. It will also expand its product capabilities around new placement formats such as downloads and log-ins where there is significant growth in impressions in the marketplace today. This will contribute to higher impressions volumes, but potentially lower overall CPMs.

•
Direct sales focus ---- Aptimus will continue to grow its direct selling capabilities including new sales members and industry relationships. The company expects it to take another quarter to get full momentum, building on its current trajectory.

•	Lead quality - This will remain a top priority and the company will continue to test new approaches to improve lead conversion results for its clients.

Business Forecast

“We will continue to defer, at this time, any specific public forecast for 2006 financial results,” said John Wade, CFO of Aptimus. “We have made tremendous progress on both our advertiser and publisher relationships and based on our traction and current pipeline, we believe we are positioned to grow each quarter this year, including growth in the second quarter,” continued Wade. “As we look to roll out large publisher relationships, and if we succeed in expanding our relationship with the top 5 publisher we currently have in test, our growth may accelerate in particular quarters. However, we know from experience that we can’t time when major publisher placements will go live, nor how fast they will accelerate,” concluded Wade.

Conference Call

Tim Choate will host a conference call today to review the company's first quarter 2006 results beginning at 5:00 p.m. Eastern Time. The conference call in number is (866) 851-7100 and the participant code is 762812. In addition to the call, a web cast will be available live on the Internet, and a replay will also be accessible from the Investor section of the company's website at www.aptimus.com until June 30, 2006.

About Aptimus, Inc.

Aptimus is the “Point-of-Action” online advertising network that reaches engaged users by presenting offers from leading brand marketers in the transactional areas of the Web sites they trust. The network consists of ten targeted channels supported by category-leading Web sites that reach over 7 million highly valuable unique consumers each month. The company's unique optimization technology continually moves targeted offers to the Web sites where they reach algorithmically targeted prospects and generate the best consumer response. Aptimus' current advertisers include many of the top 500 direct marketers such as Procter & Gamble, Nokia, Dell, SC Johnson and Carnival Cruises. Aptimus has offices in San Francisco and Seattle, and is publicly traded on the NASDAQ NM under the symbol APTM. More information on Aptimus is available at the company's Web site at http://www.aptimus.com

Non-GAAP Financial Measures

This press release makes reference to non-GAAP operating expenses and earnings, which exclude stock-based compensation expenses required under GAAP. The company uses these non-GAAP measures internally to assess its performance. The company believes these non-GAAP measures provide a meaningful perspective on its operations, but cautions investors to consider these measures in addition to, not as a substitute for, its consolidated financial results as presented in accordance with GAAP. A complete reconciliation between GAAP and non-GAAP financial measures is included in the company's quarterly earnings releases and is also available in the investor relations section of the company's website.

This press release contains statements that may constitute "forward-looking statements" within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended by the Private Securities Litigation Reform Act of 1995. Such statements include, without limitation, comments regarding the company's future success, the nature of the company’s revenue growth, the company’s revenue and profit forecasts, the sufficiency of the company’s capital base, the ability of the company to keep its current clients and distribution publishers and add new ones, the ability of the company to maintain profitability, the viability of its network approach to direct marketing, the quality of recent product enhancements, the improving quality of the leads delivered by the company to its advertiser clients, the future stability and growth of the company’s impression levels, the positive impact of recent managerial changes, the market acceptance of the company’s products and services, the success of the company’s future strategic initiatives, the ability of the company to hire and retain qualified personnel, and the company’s long term prospects, in general. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those contemplated by such forward-looking statements. Important factors currently known to management that could cause actual results to differ materially from those in forward-looking statements include, without limitation, fluctuation of the company's operating results, the ability to compete successfully, the ability of the company to maintain current client and distribution publisher relationships and attract new ones, market acceptance of the company’s co-registration advertising solution, the sufficiency of the company’s capital base to fund operations, and the sufficiency of the company’s computer hardware and human resource infrastructure to support expanding operations. For additional factors that may cause actual results to differ materially from those contemplated by such forward-looking statements, please see the "Risk Factors" described in the company’s Annual Report on Form 10-K, dated March 16, 2006, and in other reports and periodic filings on file with the SEC, all of which Risk Factors are incorporated herein as though fully set forth. The company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results.

APTIMUS, INC.
Consolidated Balance Sheet
(in thousands)
(unaudited)

	March 31,	December 31,
	2006	2005
ASSETS
Cash and cash equivalents	$998	$4,349
Accounts receivable, net	2,085	2,498
Prepaid expenses and other assets	173	140
Short-term investments	9,227	6,091
Total current assets	12,483	13,078
Fixed assets, net of accumulated depreciation	661	690
Intangible assets, net	8	20
Deposits	39	39
	$13,191	$13,827

LIABILITIES AND SHAREHOLDERS' EQUITY
Accounts payable	$817	$1,016
Accrued and other liabilities	371	325
Total current liabilities	1,188	1,341
Shareholders' equity
Common stock, no par value	69,245	69,223
Additional paid-in capital	3,085	2,850
Accumulated deficit	(60,327)	(59,587)
Total shareholders' equity	12,003	12,486
	$13,191	$13,827

APTIMUS, INC.
Consolidated Statement of Income
(in thousands, except per share data)
(unaudited)

	Three months ended
	March 31
	2006	2005

Net Revenues	$2,959	$3,852
Operating expenses
Cost of revenues	1,363	1,466
Sales and marketing	1,311	725
Connectivity and network costs	210	211
Research and development	190	167
General and administrative	630	558
Depreciation and amortization	99	65
Loss on disposal of long-term assets	1	-
Total operating expenses	3,804	3,192
Operating income(loss)	(845)	660
Interest income	105	21
Net income (loss)	$(740)	$681

Basic net income (loss) per share	$(0.11)	$0.11
Weighted average shares used in computing basic net income (loss) per share	6,530	6,005
Diluted net income (loss) per share	$(0.11)	$0.09
Weighted average shares used in computing diluted net income (loss) per share	6,530	7,342

Supplemental information:
Net income (loss)	$(740)	$681
Add back non-cash equity-based compensation:
Sales and marketing	212	-
Connectivity and network costs	6	-
Research and development	10	-
General and administrative	7	-
Total equity-based compensation	235	-
Supplemental net income (loss) excluding non-cash equity-based compensation	$(505)	$681
Supplemental basic net income (loss) per share	$(0.08)	$0.11
Supplemental diluted net income (loss) per share	$(0.08)	$0.09

Investor Relations:

John Wade, Chief Financial Officer of Aptimus, Inc., 415-896-2123, ext. 245, or investorrelations@aptimus.com

Press Inquiries:

Holly Nuss, Public Relations, Aptimus, Inc., 415-845-1095 or Hollyn@aptimus.com